Exhibit 99.1

Cryoport Revenues Climb 74% for the Second Quarter

of Fiscal Year 2016

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Company Adds Over 160 New Customers in First Half of FY2016
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63% Revenue Growth for the First Half of FY2016; Full Year Revenue Guidance Confirmed

LAKE FOREST, CA – November 16, 2015 — Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”) today announced financial results for the three and six-month periods ended September 30, 2015.

Commenting on the second quarter results, Jerrell Shelton, Chief Executive Officer of Cryoport, stated, “We delivered strong top line growth of 74%, overcoming seasonality and orders that slipped to our third fiscal quarter. This growth was driven by the addition of a significant number of new clients, as well as continuing growth within our existing client base. Given our traction and client business that we have visibility on, our revenue guidance of $10 - $12 million for fiscal 2016 remains intact,” stated Mr. Shelton.

“During the first half of fiscal 2016, we added more than 160 new clients as we continue to make strides in our business development and demand for our leading cold chain logistics solutions strengthens. In fact, we estimate that Cryoport currently supports approximately 20% of all the Phase III clinical trials for regenerative therapies. We support 52 clinical trials in total. As most shareholders know, as the therapies we are supporting in the Phase III of their trials receive regulatory clearance and move to commercialization, we can expect long-term growth of substantial proportion.”

“There is no doubt that this is an important time for Cryoport as we are experiencing increasing demand for our unique cold chain solutions as the cellular therapy segment of the life sciences industry continues to develop and experience success. We continue adding new clinical trial clients at an impressive pace and are in late-stage discussions with several clients regarding long-term supply agreements as they prepare to commercialize their respective therapies. By our estimates, the clinical trials that we currently support could generate cumulative revenues of more than $150 million over the next five years for Cryoport. And as we continue to add new clinical trial clients, we expect to increase our five-year cumulative revenue outlook, which will shorten our pathway to profitability and drive value for our shareholders,” concluded Mr. Shelton.

Highlights:

Biopharma

•	Increased client base by over 160 during first six months, now supporting 8 of the top 10 regenerative therapy companies.

•	Supporting approximately 20% of the Phase III clinical trials in regenerative therapy market and 52 clinical trials in total, a 150% increase during the current fiscal year.

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Reproductive Medicine

•	Revenue from the reproductive medicine market increased by 75% for the quarter, driven by targeted sales and marketing campaigns that increased awareness of Cryoport’s cryogenic logistics solutions.

•	Currently handling logistics for more than 260 clinics domestically.

Intellectual Property

•	Purchased the CryoportalTM intellectual property for our logistics management platform, which was previously licensed.

•	Advanced Smart Pak II Condition Monitoring Systems developed for introduction in the fourth quarter of FY2016.

New and Upgraded Facilities in California

•	Entered into a new lease for a 27,600 square foot facility in Irvine, CA that will support the expansion of operations as a result of the growing demand for the Company’s cryogenic logistics solutions.

Financial Results:

•	Revenues increased 74% to $1.4 million and 63% to $2.9 million for the three and six month periods ended September 30, 2015, respectively. This growth was driven by an overall surge in the number of clients utilizing the Company’s solutions complimented by growth and frequency of shipments from current clients.

•	Gross margin for the three and six month periods ended September 30, 2015 was 30% and 32%, respectively, compared to 27% and 32% for the same periods in the prior year. The Company’s gross margin target continues to be 60%, which can be expected when cash flow breakeven is achieved.

•	Operating costs and expenses increased by $0.7 million and $1.3 million for the three and six month periods ended September 30, 2015, respectively. This increase is primarily due to equity-based compensation charges, salaries incurred to expand the sales force and the engagement of a new marketing firm to support sales activities.

•	Net loss for the three and six month periods ended September 30, 2015 was $2.4 million and $4.3 million, respectively. Net loss attributable to common stockholders for the three and six month periods ended September 30, 2015 was $2.7 million, or $0.41 per share and $9.3 million, or $1.61 per share, respectively. The increase for the six month period ended September 30, 2015 is partially the result of an increase in non-cash, preferred stock beneficial conversion charges of $2.0 million and an increase in undeclared cumulative preferred dividends of $0.3 million.

•	Cryoport reported $7.1 million in cash and cash equivalents as of September 30, 2015, compared to $1.4 million at as of fiscal year ended March 31, 2015.

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Further information on Cryoport’s results are included on the attached unaudited condensed consolidated balance sheets and statements of operations and further explanation of Cryoport’s financial performance will be provided in Cryoport’s quarterly report on Form 10-Q for the three and six month periods ended September 30, 2015, which will be filed with the SEC today, November 16, 2015. The full report will be available on the SEC Filings section of the Investor Relations section of the Company’s website at www.cryoport.com.

Conference Call

Cryoport will host a conference call at 10:00 a.m. ET on Monday, November 16th, to review its financial results and business outlook. Participants should call 1-888-438-5448 (United States) or 1-719-325-2393 (International) and request the “Cryoport call.” A live audio webcast of the call will also be available on the Investor Relations section of the Company’s website at www.cryoport.com. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately two hours after completion of the live event and will be accessible on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. A dial-in replay of the call will also be available to those interested until November 23, 2015. To access the replay, dial 1-877-870-5176 (United States) or 1-858-384-5517 (International) and enter replay pin number: 2015143.

About Cryoport, Inc.

Cryoport is the premier provider of cryogenic logistics solutions to the life sciences industry through its purpose-built proprietary packaging, information technology and specialized cold chain logistics expertise. The Company provides leading edge logistics solutions for biologic materials, such as immunotherapies, stem cells, CAR-T cells and reproductive cells for clients worldwide. Leading global companies, such as FedEx, UPS and DHL have each separately selected Cryoport as the preferred cryogenic logistics provider for time- and temperature-sensitive biological material.  Cryoport actively supports points-of-care, CRO’s, central laboratories, pharmaceutical companies, contract manufacturers and university researchers. For more information, visit www.cryoport.com.

To download Cryoport's investor relations app, which offers access to SEC documents, press releases, videos, audiocasts and more, please click to download from your iPhone and iPad or  Android mobile device.

Forward Looking Statements

Statements in this press release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, and technical development risks. The company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended March 31, 2015. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Investor Contacts:

Todd Fromer / Garth Russell

tfromer@kcsa.com / grussell@kcsa.com

P: 1 212-682-6300

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Cryoport Inc. and Subsidiary

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues	$1,437,028	$825,000	$2,868,091	$1,761,588
Cost of revenues	1,000,715	600,042	1,943,866	1,197,275
Gross margin	436,313	224,958	924,225	564,313

Operating costs and expenses:
Selling, general and administrative	2,157,771	1,510,708	4,184,128	2,938,558
Research and development	100,296	89,279	178,020	168,523
Total operating costs and expenses	2,258,067	1,599,987	4,362,148	3,107,081

Loss from operations	(1,821,754)	(1,375,029)	(3,437,923)	(2,542,768)
Other (expense) income:
Interest expense	(601,002)	(7,854)	(904,802)	(1,136,732)
Other expense, net	(2,707)	(1,876)	(3,682)	(923)
Loss before provision for income taxes	(2,425,463)	(1,384,759)	(4,346,407)	(3,680,423)
Provision for income taxes	-	-	(3,320)	(1,600)
Net loss	(2,425,463)	(1,384,759)	(4,349,727)	(3,682,023)
Preferred stock benefical conversion charge	-	(1,727,027)	(4,474,348)	(2,468,813)
Undeclared cumulative preferred dividends	(239,388)	(71,874)	(447,878)	(99,597)
Net loss attributable to common stockholders	$(2,664,851)	$(3,183,660)	$(9,271,953)	$(6,250,433)

Net loss per share attributable to common stockholders - basic and diluted	$(0.41)	$(0.64)	$(1.61)	$(1.25)
Weighted average shares outstanding - basic and diluted	6,505,016	5,004,078	5,774,389	5,001,607

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Cryoport Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	September 30,	March 31,
	2015	2015
	(unaudited)
Current Assets:
Cash and cash equivalents	$7,059,709	$1,405,186
Accounts receivable, net	702,908	589,699
Inventories	79,230	69,680
Other current assets	188,673	97,337
Total current assets	8,030,520	2,161,902
Property and equipment, net	767,123	307,926
Intangible assets, net	118,257	136,821
Total assets	$8,915,900	$2,606,649

Current liabilities:
Accounts payable and other accrued expenses	$856,000	$758,696
Accrued compensation and related expenses	384,643	725,712
Notes payable and accrued interest, net of discount	-	535,507
Related-party notes payable and accrued interest, net of discount	956,557	976,581
Total current liabilities	2,197,200	2,996,496
Related-party notes payable, net of current portion	-	26,452
Total liabilities	2,197,200	3,022,948
Total stockholders' equity (deficit)	6,718,700	(416,299)
Total liabilities and stockholders' equity (deficit)	$8,915,900	$2,606,649

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